Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 1, 2013, with respect to the financial statements of ML Capital Group, Inc. contained in the Amended Registration Statement and Prospectus of ML Capital Group, Inc. We hereby consent to the use of the aforementioned report in the Amended Registration Statement and Prospectus, and to the use of our name as it appears under the heading “Experts.”

/s/ D. Brooks and Associates CPA’s, P.A. D. Brooks and Associates CPA’s, P.A.

West Palm Beach, FL

March 11, 2013

 D. Brooks and Associates CPA’s, P.A. 8918 Marlamoor Lane, West Palm Beach, FL 33412 – (954) 592-2507